Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Year-over-year FFO and AFFO per share rise 13.3% and 10.0%, respectively

SAN DIEGO, Calif. – November 1, 2012 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust (REIT) that delivers optimal real estate solutions for the life science industry, today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

•	Increased funds from operations (FFO) for the quarter by 13.3% to $0.34 per diluted share, as compared to $0.30 per diluted share in the third quarter of 2011.

•	Increased adjusted funds from operations (AFFO) for the quarter by 10.0% to $0.33 per diluted share, as compared to $0.30 per diluted share in the third quarter of 2011.

•

Increased the total operating portfolio leased percentage to approximately 90.5% at quarter end, on a weighted-average basis, as the result of executing 22 leasing transactions during the quarter representing approximately 367,400 square feet, comprised of:

•

16 new leases totaling approximately 190,700 square feet, highlighted by a new 46,400 square foot lease with Idenix Pharmaceuticals, Inc. at the company’s 320 Bent Street property in Cambridge, Massachusetts.

•

Six lease renewals totaling approximately 176,700 square feet, highlighted by a lease extension with a subsidiary of Vertex Pharmaceuticals Incorporated for approximately 81,200 square feet at the company’s Torreyana Road property in the Torrey Pines submarket of San Diego, California.

•	Same property net operating income on a cash basis increased for the period by 7.7% and the same property leased percentage increased by 510 basis points as compared to the same period in 2011.

•	Reported net income available to common stockholders for the quarter of $2.8 million, or $0.02 per diluted share.

•

Generated total revenues for the quarter of $134.5 million, up 17.4% from $114.6 million in the same period in 2011 and the highest in the company’s history. Rental revenues for the quarter increased by 21.4% to $101.5 million from $83.5 million in the same period in 2011, the highest in the company’s history for the eleventh consecutive quarter.

Commenting on the company’s third quarter results, Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty, said, “Once again, our exceptional operating and financial results in the third quarter were directly attributable to sustained strong leasing success - driving over 500 basis points of net absorption in our same property portfolio, significant cash flow growth with a 13% increase in FFO per share and a 10% increase in AFFO per share, and record total and rental revenues. We are proud to report that, as a result of the third quarter leasing activity and our recently announced leases with Regeneron Pharmaceuticals in New York and Ironwood Pharmaceuticals in Cambridge, we have exceeded 1.8 million square feet of gross leasing volume, a full 150% of our five-quarter leasing goal with two months remaining in the year. This achievement demonstrates, yet again, our proven ability to leverage BioMed Realty’s particular skill, expertise and relationships in life science real estate to create value for our stockholders.”

Portfolio Update

During the quarter ended September 30, 2012, the company executed 22 leasing transactions representing approximately 367,400 square feet, comprised of 16 new leases totaling approximately 190,700 square feet and six lease renewals totaling approximately 176,700 square feet. Leasing activity for the quarter included a new 46,400 square foot lease with Idenix Pharmaceuticals, Inc. at the company’s 320 Bent Street property in Cambridge, Massachusetts and a lease extension with a subsidiary of Vertex Pharmaceuticals Incorporated for approximately 81,200 square feet at the company’s Torreyana Road property in San Diego, California. As result of the leasing volume, net absorption for the quarter exceeded 115,000 square feet.

Same property net operating income on a cash basis increased for the period by 7.7% and the same property leased percentage increased by 510 basis points for the quarter compared to the same period in 2011, primarily as a result of sustained leasing success and contractual rent escalations. Operating margins and operating expense recoveries for the third quarter increased 160 basis points and 310 basis points, respectively, versus the same period in 2011, driven by increased portfolio occupancy.

During the quarter, the company’s largest tenant, Human Genome Sciences, Inc., which occupies the company’s Shady Grove Road and 9911 Belward Campus Drive properties in Rockville, Maryland and represents 10.2% of annualized base rents, was acquired by GlaxoSmithKline plc. GlaxoSmithKline is one of the world’s leading global pharmaceutical and healthcare companies researching and developing a broad range of innovative medicines and brands with a market capitalization of approximately $114 billion and a credit rating of A+ from Standard & Poor’s Rating Services and A1 from Moody’s Investors Service. Primarily as a result of this transaction, the portion of BioMed Realty’s estimate of revenues attributable to global pharmaceuticals, A-rated life science companies and their subsidiaries is approximately 25%. Approximately 83% of the company’s revenues come from universities, government entities, research institutions and public companies.

The total operating portfolio was approximately 90.5% leased on a weighted-average basis as of September 30, 2012, an increase of 360 basis points as compared to the same period last year. Since the third quarter of 2010, the company’s total operating portfolio leased percentage on a weighted-average basis has increased 840 basis points.

Also during the quarter, the company completed the acquisition of 9900/9901 Belward Campus Drive in Rockville, Maryland for approximately $26.2 million. The two building property comprises approximately 106,500 square feet of laboratory and office space which is approximately 92.5% leased.

At September 30, 2012, the company’s total portfolio comprised approximately 13.1 million rentable square feet with an additional 4.0 million square feet of development potential.

Subsequent to the end of the third quarter, the company signed a lease expansion with Regeneron Pharmaceuticals, Inc. for an additional approximately 80,500 square feet at The Landmark at Eastview campus in Tarrytown, New York and a lease expansion with Ironwood Pharmaceuticals, Inc. for approximately 93,000 square feet and an extension for the balance of the 210,000 square feet they currently lease at the company’s 301 Binney Street property in Cambridge, Massachusetts. The term of the Ironwood lease now extends through January 31, 2018.

Third Quarter 2012 Financial Results

Total revenues for the third quarter were $134.5 million, compared to $114.6 million for the same period in 2011, an increase of 17.4% and the highest in the company’s history for the third consecutive quarter. Rental revenues for the third quarter were $101.5 million, compared to $83.5 million for the same period in 2011, an increase of 21.4% and the highest in the company’s history for the eleventh consecutive quarter. The company reported net income available to common stockholders for the third quarter of $2.8 million, or $0.02 per diluted share.

FFO was $56.2 million for the quarter, or $0.34 per diluted share, an increase of 13.3% compared to $0.30 per diluted share for the same period in 2011. AFFO was $55.6 million for the quarter, or $0.33 per diluted share, an increase of 10.0% compared to $0.30 per diluted share for the same period in 2011. These amounts include other revenue of $725,000 from the early termination of a lease with Merck at 320 Bent Street in Cambridge, Massachusetts occurring during the quarter. Acquisition-related expenses for the quarter were not significant.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

During the third quarter, the company assumed two loans associated with the acquisition of 9900/9901 Belward Campus Drive. These loans are secured by mortgages on the two buildings with an aggregate principal balance of approximately $24.1 million, a weighted-average interest rate of approximately 5.64% and maturity dates in July 2017.

Also during the quarter, the company amended its senior unsecured term loan facility to convert $156.4 million of outstanding borrowings under the facility to British pounds sterling equal to £100 million, with the base rate index on this portion of the facility being GBP 1-month LIBOR. Concurrent with this amendment, the company entered into interest rate swap agreements, which were structured to have the effect of fixing interest payments on the British pounds sterling portion outstanding under the unsecured term loan at approximately 2.39% for the remaining term, subject to adjustment based on the company’s credit ratings.

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a third quarter 2012 dividend of $0.215 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from July 16, 2012 through October 15, 2012. The third quarter common share dividend is equivalent to an annualized dividend of $0.86 per common share.

Earnings Guidance

The company’s revised 2012 guidance for net income per diluted share and CFFO and FFO per diluted share is set forth and reconciled below. Projected net income per diluted share and CFFO and FFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 167.3 million for the full year, including the impact of the assumed conversion of the company’s exchangeable senior notes due 2030. In addition, projected FFO and CFFO per diluted share include approximately $0.02 of termination fee income arising from the early termination of the lease noted above.

2012
(Low - High)
Projected net income per diluted share available to common stockholders	$0.02
Add:
Impairment loss	$0.03
Real estate depreciation and amortization	$1.21
Noncontrolling interests in operating partnership	$0.00
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.04)
Projected FFO per diluted share	$1.22
Acquisition-related expenses	$0.08
Projected CFFO per diluted share	$1.30

The company’s initial 2013 guidance for net income per diluted share and FFO per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 168.0 million.

2013
(Low - High)
Projected net income per diluted share available to common stockholders	$ 0.15 – $ 0.25
Add:
Real estate depreciation and amortization	$ 1.21
Noncontrolling interests in operating partnership	$ 0.01
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($ 0.04)
Projected FFO per diluted share	$ 1.33 – $ 1.43

At the midpoint, the company’s 2013 FFO guidance represents a 6.2% increase over the company’s 2012 core FFO guidance.

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2013 FFO estimates do not reflect the impact of any future new investments (acquisitions or development) as the FFO impact of such investments may vary significantly based on the nature of these investments, timing and other factors. In addition, these projections reflect approximately $5.8 million ($0.03 per diluted share) in other revenue related to Merck’s 2012 lease termination.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Friday, November 2, 2012 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (866) 638-3013 (domestic) or (630) 691-2761 (international) with call ID number 33615224. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 12:30 p.m. Pacific Time on Friday, November 2, 2012 until midnight Pacific Time on Wednesday, November 7, 2012 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 33615224#.

About BioMed Realty Trust

BioMed Realty delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 13.1 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments in real estate, net	$4,327,426	$3,950,246
Investments in unconsolidated partnerships	31,955	33,389
Cash and cash equivalents	20,646	16,411
Accounts receivable, net	7,128	5,141
Accrued straight-line rents, net	144,975	130,582
Deferred leasing costs, net	180,925	157,255
Other assets	118,052	135,521

Total assets	$4,831,107	$4,428,545

LIABILITIES AND EQUITY
Mortgage notes payable, net	$574,497	$587,844
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	893,955	645,581
Unsecured senior term loan	405,216	—
Unsecured line of credit	87,000	268,000
Accounts payable, accrued expenses and other liabilities	178,706	134,924

Total liabilities	2,319,374	1,816,349
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $198,000 liquidation preference ($25.00 per share), 7,920,000 shares issued and outstanding at September 30, 2012 and December 31, 2011	191,469	191,469
Common stock, $.01 par value, 200,000,000 shares authorized, 154,334,988 and 154,101,482 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1,543	1,541
Additional paid-in capital	2,779,035	2,773,994
Accumulated other comprehensive loss, net	(56,988)	(60,138)
Dividends in excess of earnings	(411,529)	(304,759)

Total stockholders’ equity	2,503,530	2,602,107
Noncontrolling interests	8,203	10,089

Total equity	2,511,733	2,612,196

Total liabilities and equity	$4,831,107	$4,428,545

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Rental	$101,467	$83,549	$288,650	$244,598
Tenant recoveries	31,765	26,603	89,155	75,867
Other revenue	1,305	4,487	1,590	5,775

Total revenues	134,537	114,639	379,395	326,240

Expenses:
Rental operations	38,944	33,876	112,717	96,246
Depreciation and amortization	51,372	36,203	143,882	105,649
General and administrative	10,226	7,682	27,416	21,797
Acquisition-related expenses	176	136	13,055	789

Total expenses	100,718	77,897	297,070	224,481

Income from operations	33,819	36,742	82,325	101,759
Equity in net loss of unconsolidated partnerships	(339)	(735)	(1,011)	(1,849)
Interest expense, net	(26,817)	(22,887)	(72,863)	(67,456)
Other expense	(208)	(4,259)	(580)	(6,005)

Income from continuing operations	6,455	8,861	7,871	26,449
Income / (loss) from discontinued operations	—	76	(4,370)	312

Net income	6,455	8,937	3,501	26,761
Net (income) / loss attributable to noncontrolling interests	(46)	(106)	156	(281)

Net income attributable to the company	6,409	8,831	3,657	26,480
Preferred stock dividends	(3,651)	(3,901)	(10,952)	(12,382)
Cost on redemption of preferred stock	—	(165)	—	(165)

Net income / (loss) available to common stockholders	$2,758	$4,765	$(7,295)	$13,933

Income / (loss) from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.02	$0.03	$(0.02)	$0.10

Income / (loss) from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$—	$(0.03)	$—

Net income / (loss) per share available to common stockholders:
Basic and diluted earnings per share	$0.02	$0.03	$(0.05)	$0.10

Weighted-average common shares outstanding:
Basic	152,785,451	129,872,349	152,739,130	129,834,429

Diluted	155,728,209	132,852,328	152,739,130	132,819,688

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and nine months ended September 30, 2012 and 2011 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income / (loss) available to the common stockholders	$2,758	$4,765	$(7,295)	$13,933
Adjustments:
Impairment loss	—	—	4,552	—
Noncontrolling interests in operating partnership	53	111	(140)	318
Depreciation and amortization – unconsolidated partnerships	323	945	968	2,810
Depreciation and amortization – consolidated entities	51,372	36,203	143,882	105,649
Depreciation and amortization – discontinued operations	—	92	92	270
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(28)	(26)	(83)	(77)

FFO available to common shares and units – basic	$54,478	$42,090	$141,976	$122,903
Interest expense on exchangeable senior notes	1,688	1,688	5,063	5,063

FFO available to common shares and units – diluted	$56,166	$43,778	$147,039	$127,966
Acquisition-related expenses	176	136	13,055	789

CFFO – diluted	$56,342	43,914	$160,094	$128,755

FFO per share – diluted	$0.34	$0.30	$0.88	$0.89

CFFO per share – diluted	$0.34	$0.30	$0.96	$0.89

Weighted-average common shares and units outstanding – diluted (1)	167,350,914	144,260,059	167,275,526	144,261,742

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and nine months ended September 30, 2012 and 2011 was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
CFFO - diluted	$56,342	43,914	$160,094	$128,755
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(2,739)	(4,114)	(8,800)	(10,679)
Leasing commissions	(2,001)	(1,096)	(4,755)	(3,125)
Non-cash revenue adjustments	(2,590)	(5,080)	(3,994)	(10,041)
Non-cash debt adjustments	3,026	6,619	9,080	12,774
Non-cash equity compensation	3,094	1,898	8,670	5,554
Cost on redemption of preferred stock	—	165	—	165
Depreciation included in general and administrative expenses	483	435	1,380	1,213
Share of non-cash unconsolidated partnership adjustments	26	(58)	53	(25)

AFFO available to common shares and units	$55,641	42,683	$161,728	$124,591

AFFO per share – diluted	$0.33	0.30	$0.96	$0.87

Weighted-average common shares and units outstanding – diluted (1)	167,350,914	144,260,059	167,275,526	144,261,742

(1)	The three and nine months ended September 30, 2012 include 10,127,232 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and nine months ended September 30, 2011 include 10,017,858 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The nine months ended September 30, 2012 includes 2,951,914 shares of OP and LTIP units, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The three months ended September 30, 2012 and 2011 include 1,495,473 and 1,389,873 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The nine months ended September 30, 2012 and 2011 include 1,457,250 and 1,424,196 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, core funds from operations, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements, and (c) leasing commissions.

Our computation of FFO, CFFO and AFFO may differ from the methodology for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.